Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES SETTING OF RECORD DATE, ANNUAL MEETING DATE, AND SLATE OF NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE 2013 ANNUAL MEETING

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Thursday, April 4, 2013

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today that April 26, 2013 has been established as the record date for determining shareholders entitled to vote at the 2013 Annual Meeting of Shareholders of the Company (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. ET on Wednesday, June 12, 2013, at the offices of Reed Smith LLP at 599 Lexington Avenue, New York, New York 10022.

The Company also announced that two of its incumbent directors, Adrian Nemcek and Rick Mace, notified the Company that in order to pursue other professional opportunities they will not be standing for reelection to the Board at the Annual Meeting. Consequently, the Company will put forward the following slate of seven nominees for election to the Board by stockholders at the Annual Meeting: Henry L. Bachman, Alan Bazaar, Richard Cremona, Joseph Garrity, Paul Genova, Glenn Luk, and Anand Radhakrishnan. Assuming his election to the Board, the Board intends that Glenn Luk will succeed Adrian Nemcek as Chairman of the Board.

Richard Cremona is the Senior Vice President, Kentrox Division of Westell Technologies, Inc. and has more than 25 years of executive level experience in the telecommunications industry. Richard was the Chief Executive Officer of Kentrox, Inc. until its acquisition by Westell Technologies, Inc. on April 1, 2013. Alan Bazaar is a Partner and Co-Chief Executive Officer of Hollow Brook Wealth Management LLC.

Paul Genova, CEO of Wireless Telecom Group, Inc., stated “We would like to thank the outgoing directors, Messrs. Nemcek and Mace, for their contributions to us, in particular their guidance over our last two successful years.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.